Kayne Anderson Announces Minimal NAV Impact on Its Funds From Recent Developments Related to SemGroup, L.P.

HOUSTON, TX -- 07/25/2008 -- KA Fund Advisors, LLC ("Kayne Anderson") has evaluated the impact of recent adverse developments related to SemGroup, L.P. ("SemGroup") and its affiliate, SemGroup Energy Partners, L.P. ("SGLP"), on the three publicly-traded funds it manages: Kayne Anderson MLP Investment Company (NYSE: KYN), Kayne Anderson Energy Total Return Fund, Inc. (NYSE: KYE) and Kayne Anderson Energy Development Company (NYSE: KED). Between July 16 and July 24, 2008, the net asset values ("NAV") per share of KYN, KYE and KED decreased $0.04, $0.07 and $0.31 per share, respectively, as a result of the decline in value of securities issued by SemGroup and SGLP. For KYN and KYE, the impact is equivalent to a decline in NAV of 0.2% compared to the NAV as of July 10, 2008. For KED, the impact is equivalent to a decline in NAV of 1.3% compared to the NAV as of May 31, 2008, the most recently published NAV for KED.

SemGroup is a privately held, diversified energy midstream company that transports, stores and markets multiple energy products. SGLP, an affiliate of SemGroup, is a publicly-traded master limited partnership that stores and transports crude oil and asphalt. SGLP derives a substantial portion of its revenues from SemGroup. On July 22, 2008, SemGroup filed Chapter 11 bankruptcy due to claimed liquidity issues. SGLP has not filed for bankruptcy and is not included in SemGroup's filing. As a result of these events, SemGroup's 8.75 percent Senior Notes declined in value from approximately 96.5 percent of par on July 16, 2008 to approximately 17 percent of par on July 24, 2008. SGLP's common unit price has declined significantly from a close of $22.80 per unit on July 16, 2008 to a close of $7.72 per unit on July 24, 2008.

As of July 16, 2008, the holdings and market value of securities issued by SemGroup and SGLP for each of Kayne Anderson's three funds were as follows:

                           Market Value                SGLP and SemGroup
                           of SGLP and    Total Fund     Holdings as a
Fund      SGLP and      SemGroup Holdings  Assets(1)      % of Total
      SemGroup Holdings    ($ million)    ($ million)     Fund Assets
KYN  SGLP common units        $4.7          $1,882            0.3%
KYE  SGLP common units         3.5           1,358            0.3%
KED  SGLP common units
     and SemGroup
     debt (2)                  6.0             315            1.9%

(1) Total Fund Assets as of July 10, 2008 for KYN and KYE and May 31, 2008
    for KED.
(2) Comprised of $0.9 million of SGLP common units and $5.1 million of
    SemGroup debt.

Based on the closing price of the securities still held as of July 24, 2008 and the proceeds received from the sale of SemGroup and SGLP securities since July 16, 2008, the impact to each Fund's NAV is as follows:

Fund    Impact on NAV       Impact
         ($/share) (1)  as a % of NAV(2)
KYN         -$0.04           -0.2%
KYE         -$0.07           -0.2%
KED         -$0.31           -1.3%

(1) Impact between July 16, 2008 and July 24, 2008.
(2) For KYN and KYE, the per share impact on NAV is as of July 10, 2008.
    For KED, the per share impact on NAV is as of May 31, 2008.

As of July 24, 2008, KED no longer held any SemGroup debt or any SGLP common units.

About the Company

Kayne Anderson MLP Investment Company ("KYN") is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, whose common stock is traded on the NYSE. KYN's investment objective is to obtain a high after-tax total return by investing at least 85% of its total assets in energy-related master limited partnerships and their affiliates, and in other companies that, as their principal business, operate assets used in the gathering, transporting, processing, storing, refining, distributing, mining or marketing natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal.

Kayne Anderson Energy Total Return Fund ("KYE") is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940. KYE's investment objective is to obtain a high total return with an emphasis on current income by investing primarily in securities of companies engaged in the energy industry, principally including publicly-traded energy-related master limited partnerships and limited liability companies taxed as partnerships and their affiliates, energy-related U.S. and Canadian royalty trusts and income trusts and other companies that derive at least 50% of their revenues from operating assets used in, or providing energy-related services for, the exploration, development, production, gathering, transportation, processing, storing, refining, distribution, mining or marketing of natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal.

Kayne Anderson Energy Development Company ("KED") is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. KED's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:

KA Fund Advisors, LLC
Monique Vo
877-533-1232
http://www.kaynefunds.com